EXHIBIT 99.1
                                                                    ------------


       Chattem Announces Record Fourth Quarter and Fiscal 2004 Sales and
                Earnings Per Share; Gives Outlook for Fiscal 2005

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Jan. 20, 2005--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced today financial results for the fourth quarter and 2004 fiscal year ended November 30, 2004.

    4th Quarter and Fiscal 2004 Financial Results

    For the fourth fiscal quarter of 2004, total revenues were $60.7 million, a 16% increase over the comparable year-ago period, while operating income excluding litigation settlement and impairment charges was $14.2 million, a 35% increase. Net income excluding litigation settlement and impairment charges was $7.3 million, a 66% increase over results from the comparable year-ago period. Earnings per share before litigation settlement and impairment charges for the quarter were $.36, a 57% increase from the comparable year-ago period.
    For the fiscal year, total revenues were $258.2 million, operating income excluding litigation settlement and impairment charges was $66.0 million and net income excluding debt extinguishment, litigation settlement and impairment charges was $34.3 million, representing increases of 10%, 18% and 47%, respectively, over the corresponding year-ago results. Earnings per share for the fiscal year excluding debt extinguishment, litigation settlement and impairment charges were $1.70, a 43% increase over fiscal 2003 results.
    As discussed in more detail below, in the fourth quarter of fiscal 2004 and the 2004 fiscal year, the Company took pre-tax charges pertaining to the settlement of litigation concerning its Dexatrim(R) products of $11.3 million and $15.8 million, respectively. Also as discussed more fully below, in the fiscal fourth quarter the Company took a $13.4 million (net of tax) impairment charge in connection with the write-down on its books of the Dexatrim trademark. After giving effect to these litigation settlement and impairment charges taken in the fourth fiscal quarter, the Company suffered a net loss for the quarter of $13.7 million, or $.67 per share. In addition, as was previously disclosed, in the first and second quarters of fiscal 2004, the Company took pre-tax charges relating to the early extinguishment of debt totaling $13.0 million, or $.43 per share (net of tax). As a result, for the 2004 fiscal year, after debt extinguishment, litigation settlement and impairment charges net income was $1.6 million, or $.08 per share. See the reconciliation of income from operations excluding litigation settlement and impairment charges and net income excluding debt extinguishment, litigation settlement and impairment charges in Chattem's consolidated statements of income attached hereto.

    Sales by Product Category

    The strong increase in total revenues for the fourth fiscal quarter of 2004 was led by a 41% increase in total revenues of the Company's topical analgesic franchise, highlighted by Icy Hot(R), whose sales rose by 55% from the corresponding year-ago period. Additionally, sales of Aspercreme(R) increased by 31% during the period, while Capzasin(R) enjoyed a 72% rise in revenues.
    Sales of the Gold Bond(R) franchise increased 15% during the quarter, led by Gold Bond Foot (up 45%) and Gold Bond Lotion (up 32%).
    Finally, sales of Selsun Blue(R) increased 10% during the fourth fiscal quarter.
    Somewhat mitigating these sales increases were year-over-year declines in Dexatrim diet pills (down 38%) and pHisoderm(R) (off 12%).
    For the 2004 fiscal year, the increase in total revenues was largely attributable to the same products, with the topical analgesic portfolio rising 30% over fiscal 2003, the Gold Bond franchise up 14% and Selsun Blue increasing by 10%. In addition, sales of Bullfrog(R) and Pamprin(R) rose 43% and 16%, respectively, from the prior year. Dexatrim pill sales declined 47% and pHisoderm sales dropped 15% from fiscal 2003 to fiscal 2004.
    International total revenues increased 11% in the fiscal fourth quarter behind the continuing strength of Selsun Blue in Canada and certain European countries. For the year, international total revenues increased 1% from fiscal 2003.
    Domestic net sales by product category for the fourth fiscal quarter of 2004 and the 2004 fiscal year were as follows:

*T

($ in millions)
Product Category              4th Fiscal Quarter  % Chg FY 2004  % Chg
----------------------------- ------------------ ------ ------- ------
Topical Analgesics                        $22.3     41   $76.3     30
Medicated Skin Care                        12.6      9    60.5      7
Medicated Dandruff Shampoo                  8.2     10    31.3     10
Dietary Supplements                         6.4    (11)   33.0    (12)
Other                                       5.4      2    32.9     13

*T

    Margins, Tax Rate and EBITDA

    In the fourth fiscal quarter of 2004 Chattem again enjoyed excellent margins. Gross margin based on total revenues was a very strong 72.9%, owing to a favorable product mix. Advertising and promotion (A&P) as a percentage of total revenues was 30.7%, while selling, general and administrative expense (S,G&A) as a percentage of total revenue was 18.7%. S,G&A was negatively impacted in the quarter by higher than expected charges for accounting and administrative services related to Sarbanes-Oxley compliance.
    For the 2004 fiscal year, gross margin was 71.7%, A&P was 29.0% and S,G&A was 17.1%, all as a percentage of total revenues.
    The Company's effective tax rate for the fiscal fourth quarter and 2004 fiscal year was 33%.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding litigation settlement and impairment charges was $15.6 million for the fourth fiscal quarter of 2004 and $71.2 million for the 2004 fiscal year.(1) The Company's EBITDA margin (EBITDA divided by total revenues) was 26% for the fourth fiscal quarter and 28% for the 2004 fiscal year.
    Net debt (long term debt minus cash) at 2004 fiscal year end was $159.8 million compared to $185.5 million at the end of fiscal 2003. The Company's leverage ratio (long term debt divided by EBITDA) was 2.81x while its interest coverage ratio (EBITDA divided by interest expense) was 4.7x. These key credit statistics demonstrate Chattem's continuing fiscal discipline and its use of its strong free cash flow for debt reduction, among other uses.
    Days sales outstanding for the fourth fiscal quarter were 48 compared to 44 in the comparable year-ago quarter, largely due to an increase in longer dated international receivables. Inventories measured as days on hand were 119 compared to 105 a year ago, reflecting the building of inventories to support the launch of new products in the Company's first fiscal quarter of 2005, as opposed to fiscal 2004 when most of the new product launches occurred in the second fiscal quarter.

    Dexatrim Litigation

    As has been previously disclosed, the federal judge presiding over the PPA litigation has entered a final order and judgment certifying the class and granting approval of the settlement previously reached in this litigation. Based on the estimated litigation settlement costs relating to its Dexatrim products, Chattem recorded a litigation settlement charge of $11.3 million pre-tax ($7.6 million and $.37 per share, respectively, net of taxes), during its fourth fiscal quarter. For fiscal 2004, Chattem recorded total litigation settlement charges of $15.8 million pre-tax ($10.6 million and $.52 per share, respectively, net of taxes). The Company does not expect to have to accrue any additional charges relative to the settlement of the PPA litigation.
    Chattem and Interstate Fire & Casualty Company ("Interstate") have executed a term sheet of settlement (the "Term Sheet") with regard to Interstate's lawsuit to rescind its $25 million of excess coverage for product liability claims relating to Dexatrim products containing PPA. In accordance with the Term Sheet, Interstate will provide coverage of Dexatrim with PPA claims that are covered by its policy after $78.5 million has been paid toward covered claims. Once this $78.5 million threshold is met, Interstate will pay 100% of the next $4 million of claims covered by its policy; 75% of the next $8.5 million of such claims; and 50% of the last $12.5 million of such claims.

    Impairment of Indefinite-Lived Intangible Assets

    Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), adopted by the Company in the first quarter of fiscal 2002, requires intangible assets with an indefinite life being carried on the books in excess of fair market value to be written down to fair market value. To comply with SFAS 142, Chattem recorded a one-time, non-cash write-down of $20.0 million pre-tax ($13.4 million and $.65 per share, respectively, net of tax), in its income statement during its fourth fiscal quarter of 2004, relative to the book value of its Dexatrim brand. This charge does not affect the Company's operations, and was supported by an independent appraisal. The Company believes that its fair value of its portfolio of intangible assets with indefinite lives are significantly greater than their book value, although SFAS 142 does not permit the Company to write-up above book value any intangible asset with an indefinite life where the fair market value exceeds book value. By way of example, the book value of Icy Hot at the end of the 2004 fiscal year was $3.5 million, while the brand produced domestic net sales of $44.6 million during fiscal 2004, and has an estimated fair market value in excess of $100 million.

    Stock Repurchases

    The Company did not repurchase any of its shares during the fourth fiscal quarter. For fiscal 2004, a total of 190,700 shares were repurchased at an average cost of $26.40 per share. A total of $15 million remained available under the Company's previously announced $20 million board stock repurchase authorization at the end of the 2004 fiscal year.

    2005 Outlook

    Regarding fiscal 2005, the Company currently estimates total revenues will be in a range of $268 - 276 million and earnings per share in a range of $1.86-1.95. All estimates are prior to any unusual, one-time items or cumulative effects of adopting a change in accounting principle which might be recorded during the year. On a quarterly basis, Chattem currently estimates the following ranges of performance:

*T
($ in million, except per share data)

                          Q1       Q2       Q3       Q4      FY '05
----------------------------------------------------------------------
Total Revenues          $66-68   $72-74   $68-70   $62-64   $268-276
----------------------------------------------------------------------
EPS                    $.40-.42 $.55-.57 $.52-.54 $.38-.40 $1.86-1.95
----------------------------------------------------------------------
*T

    Full fiscal year results may not equal the sum of quarterly projections due to rounding and, in the case of EPS, variations in share count. These estimates constitute forward looking statements, and are subject to a number of risks, uncertainties and assumptions, including those described below and in the Company's filings with the Securities and Exchange Commission.
    The Company expects the growth in total revenues to be driven by the previously announced newly launched items, including the Aspercreme Odor-Free Therapy Back and Body Patch; Gold Bond Ultimate(TM) Comfort Body Powder; Dexatrim Max(TM); pHisoderm pH20(TM); and BullFrog UV Defender(TM). Chattem will also enjoy a full year of sales from items launched mid-year 2004, including the Icy Hot Medicated Sleeve. The Company also anticipates an increase in sales from its international business.
    In addition, Chattem expects to announce the launch of a new item for Selsun Blue, scheduled to ship in the third quarter of fiscal 2005.
    For fiscal 2005, Chattem expects gross margins based on total revenues to be in a range of 70-72%, A&P as a percentage of total revenues in a range of 28-29%, SG&A as a percentage of total revenues in a range of 16-17% and a tax rate of 33%. Quarterly results may vary more widely than the indicated ranges due to seasonality and other factors, including those related to all forward-looking statements.
    The Company's estimated 2005 results anticipate no acquisitions, debt repayments or share repurchases, nor any additional new product introductions made during the fiscal year and are subject to change in the event any such action is taken.
    The Company also reiterated a previous announcement that certain of its executive officers may from time to time during 2005 exercise currently held stock options and sell shares related to these options. The exercise of options and sale of shares will occur during applicable trading windows imposed under the Company's trading policy following the public release of financial information for the most recently available period, or pursuant to Rule 10b5-1 plans. The Company's executives have expressed this intention in order to gradually diversify their financial holdings and address personal financial needs. These executives intend to retain significant equity interest in the Company so long as they remain employees.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including, without limitation, financial guidance for fiscal 2005, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

    Webcast

    Chattem will provide an online Web simulcast and rebroadcast of its fourth fiscal quarter 2004 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, January 21, 2005 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through January 25, 2005. Please note Webcast requires Windows Media Player.

    (1) As used hereinafter, EBITDA excludes litigation settlement and impairment charges. A reconciliation of EBITDA to net income for the fourth fiscal quarter and the 2004 fiscal year is provided in Chattem's consolidated statements of income attached hereto.



                             CHATTEM, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                          For the Three Months   For the Twelve Months
                            Ended November 30,     Ended November 30,
                         ----------------------- ---------------------

                            2004        2003        2004       2003
                         ----------- ----------- ----------- ---------
REVENUES:
 Net sales                  $60,625     $52,161    $257,534  $232,527
 Royalties                       66         348         621     1,222
                         ----------- ----------- ----------- ---------
  Total revenues             60,691      52,509     258,155   233,749

COSTS AND EXPENSES:
 Cost of sales               16,460      14,987      73,103    66,386
 Advertising and
  promotion                  18,651      16,613      74,929    70,622
 Selling, general and
  administrative             11,338      10,358      44,169    40,803
 Impairment of
  indefinite-lived
  intangible assets          20,000           -      20,000         -
 Litigation settlement       11,345           -      15,836         -
                         ----------- ----------- ----------- ---------
  Total costs and
   expenses                  77,794      41,958     228,037   177,811
                         ----------- ----------- ----------- ---------

INCOME (LOSS) FROM
 OPERATIONS                 (17,103)     10,551      30,118    55,938
                         ----------- ----------- ----------- ---------

OTHER INCOME (EXPENSE):
 Interest expense            (3,371)     (5,000)    (15,049)  (20,431)
 Investment and other
  income, net                    93           5         298       124
 Loss on early
  extinguishment of debt          -           -     (12,958)        -
                         ----------- ----------- ----------- ---------
  Total other income
   (expense)                 (3,278)     (4,995)    (27,709)  (20,307)
                         ----------- ----------- ----------- ---------

INCOME (LOSS) BEFORE
 INCOME TAXES               (20,381)      5,556       2,409    35,631

PROVISION FOR (BENEFIT
 FROM) INCOME TAXES          (6,726)      1,132         795    12,260
                         ----------- ----------- ----------- ---------

NET INCOME (LOSS)          $(13,655)     $4,424      $1,614   $23,371
                         =========== =========== =========== =========

DILUTED SHARES
 OUTSTANDING                 20,469      19,537      20,225    19,632
                         =========== =========== =========== =========

NET INCOME (LOSS) PER
 COMMON SHARE (DILUTED)      $(0.67)      $0.23       $0.08     $1.19
                         =========== =========== =========== =========

----------------------------------------------------------------------

INCOME FROM OPERATIONS
 (EXCLUDING IMPAIRMENT
 AND LITIGATION
 SETTLEMENT CHARGES):

Income (loss) from
 operations                $(17,103)                $30,118
Impairment of indefinite-
 lived intangible assets     20,000                  20,000
Litigation settlement
 charges                     11,345                  15,836
                         -----------             -----------
Income from operations
 (excluding impairment
 and litigation
 settlement charges)        $14,242                 $65,954
                         ===========             ===========

----------------------------------------------------------------------

NET INCOME(LOSS)
 (EXCLUDING DEBT
 EXTINGUISHMENT,
 IMPAIRMENT AND
 LITIGATION SETTLEMENT
 CHARGES) PER COMMON
 SHARE (DILUTED):

Net income (loss)          $(13,655)                 $1,614
Add:
  Loss on early
   extinguishment of debt         -                  12,958
  Impairment of
   indefinite-lived
   intangible assets         20,000                  20,000
  Litigation settlement
   charges                   11,345                  15,836
  Benefit from income
   taxes                    (10,344)                (16,102)
                         -----------             -----------
Net  income (excluding
 debt extinguishment,
 impairment and
 litigation settlement
 charges)                    $7,346                 $34,306
                         ===========             ===========

Net income (excluding
 debt extinguishment,
 impairment and
 litigation settlement
 charges) per common
 share (diluted)              $0.36                   $1.70
                         ===========             ===========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING IMPAIRMENT
 AND LITIGATION
 SETTLEMENT CHARGES):

Net income (loss)          $(13,655)     $4,424      $1,614   $23,371
Add:
  Provision for (benefit
   from) income taxes        (6,726)      1,132         795    12,260
  Interest expense, net
   (includes loss on
   early extinguishment
   of debt)                   3,278       4,995      27,709    20,307
  Depreciation and
   amortization less
   amounts included in
   interest                   1,335       1,664       5,293     4,969
                         ----------- ----------- ----------- ---------
EBITDA                     $(15,768)    $12,215     $35,411   $60,907
                         ----------- ----------- ----------- ---------
  Impairment of
   indefinite-lived
   intangible assets         20,000           -      20,000         -
  Litigation settlement
   charges                   11,345           -      15,836         -
                         ----------- ----------- ----------- ---------
EBITDA (excluding
 impairment and
 litigation settlement
 charges)                   $15,577     $12,215     $71,247   $60,907
                         ----------- ----------- ----------- ---------

Depreciation &
 amortization                $1,523      $2,019      $6,131    $6,584
Capital expenditures         $1,476      $1,594      $3,239    $5,527

----------------------------------------------------------------------

MARGIN DATA:

EBITDA margin (EBITDA
 (excluding impairment
 and litigation
 settlement charges)/
 total revenues)               25.7%       23.3%       27.6%     26.1%

Net income margin (net
 income/total revenues)       -22.5%        8.4%        0.6%     10.0%

Net income (excluding
 debt extinguishment,
 impairment and
 litigation settlement
 charges) margin (net
 income (excluding debt
 extinguishment,
 impairment and debt
 extinguishment and
 litigation settlement
 charges)/total revenues)      12.1%          -        13.3%        -

----------------------------------------------------------------------

                           November    November
                           30, 2004    30, 2003
                         ----------- -----------
BALANCE SHEET DATA:

 Cash and cash
  equivalents               $40,193     $26,931
 Accounts receivable, net   $32,098     $25,478
 Inventories                $21,690     $17,559
 Accounts payable           $13,341     $10,924

 Senior bank debt                $-      $7,750
 Subordinated debt          200,000     204,676
                         ----------- -----------
  Total debt               $200,000    $212,426
                         =========== ===========

 Shareholders' equity      $107,112     $95,866
 Total assets              $371,724    $363,385

----------------------------------------------------------------------


    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.


    CONTACT: Chattem, Inc.
             Earnings Release:
             Alec Taylor, 423-821-2037, ext. 3281
             or
             Rick Moss, 423-821-2037, ext. 3278
             or
             Investor Relations:
             Catherine Baker, 423-821-2037 ext. 3209